[LOGO]
COLUMBIA LABORATORIES INC.




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Attn: Filing Desk


Ladies and Gentlemen:

By means of this letter, I authorize Michael McGrane and David L. Weinberg, or either of them individually, to sign on my behalf all forms required under
Section 16(a) of the Securities Exchange Act of 1934, as amended, relating to transactions involving the stock or derivative securities of Columbia Laboratories, Inc. Either such individual is accordingly authorized to sign any Form 3, Form 4, Form 5 or amendment thereto that I am required to file with the same effect as if I had signed it myself.

This authorization, signed this 25th day of October, 2005, shall remain in effect until revoked in writing by me.

Yours truly,

/s/ Valerie L Andrews
----------------------------------
Valerie L. Andrews
Director




354 Eisenhower Pkwy
Livingston, NJ 07039

TEL: (973) 994-3999
FAX: (973) 994-3001